Exhibit 99.1

Contact:

Timothy Baker	Scott Solomon
President, Chief Operating Officer	Vice President
and Chief Financial Officer	Sharon Merrill Associates
Cynosure, Inc.	(617) 542-5300
(978) 256-4200	CYNO@investorrelations.com
TBaker@cynosure.com

Cynosure Announces Second-Quarter 2015 Results;

Record Revenue of $83.7 Million, Up 15 Percent from

Prior Year

Second-Quarter Highlights:

•	North America product revenue growth of 47 percent

•	Non-GAAP earnings of $0.30 per share; GAAP earnings of $0.24 per share

•	Cash and investments of $145.2 million at June 30, 2015

•	Received FDA clearances to market SculpSure™ for non-invasive fat reduction

Westford, MA – July 28, 2015 – Cynosure, Inc. (Nasdaq: CYNO), which designs, manufactures and markets medical devices for aesthetic procedures and precision surgical applications worldwide, today reported financial results for the three months ended June 30, 2015.

“Our North American business posted another quarter of double-digit growth, as revenues increased 47 percent year-over-year and selling prices remained stable,” said Cynosure Chief Executive Officer Michael Davin. “While our international results reflected the economic slowdowns in Europe and China, as well as unfavorable foreign currency fluctuations, our solid domestic performance enabled us to generate 15 percent overall revenue growth.”

“We continued to allocate capital to the long-term growth of our business, with sales and marketing investments in the MonaLisa Touch™ laser for vaginal health and in the upcoming planned launch of SculpSure™, our new hyperthermic laser system for non-invasive lipolysis,” Davin said. “In its first six months in the U.S. market, MonaLisa Touch experienced a high level of demand, and we are pleased with the progress of the launch. Following our recent receipt of FDA 510(k) marketing clearances for SculpSure, we are laying the foundation for the U.S. introduction later this year of this first-of-its-kind aesthetic device for the non-invasive reduction of fat from the flanks and abdomen.”

“We also are creating new revenue streams for established products such as PicoSure®, our proprietary technology to remove tattoos and benign pigmented lesions,” Davin said. “In June, we began shipping initial revenue units of our new 532 nm laser delivery system, giving us coverage across the full color spectrum of tattoo inks. Subject to receiving FDA clearance, which we anticipate by the end of this year, we plan to introduce a third upgradable wavelength for PicoSure: a 1064 nm laser delivery system for skin rejuvenation with the FOCUS™ microlens array.”

Second-Quarter 2015 Financial Results

Revenue was $83.7 million, an increase of 15 percent from the prior-year period. Product revenue in North America grew 47 percent to $40.7 million. International product revenue was $28.7 million, down 10 percent year-over-year, partially as a result of a $1.9 million decrease due to unfavorable foreign currency exchange rates. On a constant currency basis, international product revenue decreased 4 percent from the second quarter of 2014. Parts, accessories, service and royalty revenues increased 10 percent to $14.3 million.

Gross margin on a GAAP basis for the second quarter of 2015 was 56.6 percent, compared with 56.1 percent for the same period in 2014. On an adjusted basis, excluding non-cash charges related to the amortization of intangibles, gross margin was 58.4 percent in the second quarter of 2015, compared with 58.0 percent in the same period a year earlier.

Total operating expenses for the second quarter of 2015 increased 16 percent to $39.7 million from $34.3 million in the same period in 2014, primarily reflecting increased investments in sales and marketing associated with new products and the hiring of a specialty sales force for MonaLisa Touch in the first quarter of 2015.

Operating income was $7.6 million, up 19 percent year-over-year. On a non-GAAP basis, excluding acquisition costs and amortization of intangibles, income from operations was $9.9 million, compared with $10.3 million for the second quarter of 2014.

On a GAAP basis, net income for the second quarter of 2015 was $5.4 million, or $0.24 per diluted share, compared with net income of $4.6 million, or $0.20 per diluted share, for the prior-year period.

Excluding acquisition costs, non-cash unrealized foreign exchange measurement gains, and amortization of intangibles, non-GAAP net income for the second quarter of 2015 was $6.7 million, or $0.30 per diluted share, compared with $7.0 million, or $0.31 per diluted share, for the second quarter of 2014.

Cash and investments at June 30, 2015 were $145.2 million, compared with $133.4 million at year-end 2014.

Business Outlook

“Looking to the second half of 2015, we expect to continue leveraging our strong product portfolio, technology leadership and direct distribution to drive toward achieving our strategic objectives,” Davin said. “We plan to make additional investments to further accelerate technology innovation and support the commercialization of new products, such as SculpSure, which is on schedule to launch late this year. Internationally, we plan to seek additional regulatory clearances and pursue other growth initiatives that position us as a leader in key markets.”

Second-Quarter Financial Results Conference Call

In conjunction with the announcement of its second-quarter financial results, Cynosure will host a conference call for investors and analysts at 9:00 a.m. ET today. On the call, Michael Davin and Timothy Baker, the Company’s President, Chief Operating Officer and Chief Financial Officer, will discuss Cynosure’s financial results and provide a business overview. Those who wish to listen to the conference call webcast should visit the “Investors” section of the Company’s website at www.cynosure.com. The live call can also be accessed by dialing (877) 709-8155 or (201) 689-8881. If you are unable to listen to the live call, the webcast will be archived for one year on the Company’s website.

About Cynosure, Inc.

Cynosure develops, manufactures, and markets aesthetic treatment systems that enable plastic surgeons, dermatologists and other medical practitioners to perform non-invasive and minimally invasive procedures to remove hair, treat vascular and benign pigmented lesions, remove multi-colored tattoos, revitalize the skin, liquefy and remove unwanted fat through laser lipolysis, reduce cellulite, clear nails infected by toe fungus, ablate sweat glands and improve vaginal health. Cynosure also markets radiofrequency energy-sourced medical devices for precision surgical applications such as facial plastic and general surgery, gynecology, ear, nose, and throat procedures, ophthalmology, oral and maxillofacial surgery, podiatry and proctology. Cynosure’s product portfolio is composed of a broad range of energy sources including Alexandrite, diode, Nd: YAG, picosecond, pulse dye, Q-switched lasers, intense pulsed light and radiofrequency technology. Cynosure sells its products globally under the Cynosure, Palomar, ConBio and Ellman brand names through a direct sales force in the United States, Canada, Mexico, France, Morocco, Germany, Spain, the United Kingdom, Australia, China, Japan and Korea, and through international distributors in approximately 120 other countries. For corporate or product information, visit Cynosure’s website at www.cynosure.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Cynosure, Inc., including Cynosure’s expectations with respect to timing of product launches and regulatory clearances, as well as other statements containing the words “believes,” “look forward,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the market price of Cynosure’s stock prevailing from time to time, the nature of other investment opportunities presented to the Company from time to time, the Company’s cash flows from operations, levels of demand for procedures performed with Cynosure products and for Cynosure products themselves, competition in the aesthetic laser industry, general business and economic conditions, effects of acquisitions that Cynosure has made or may make, Cynosure’s ability to develop and commercialize new products, including the MonaLisa Touch and SculpSure products, Cynosure’s reliance on sole source suppliers, the inability to accurately predict the timing or outcome of regulatory decisions, and economic, market, technological and other factors discussed in Cynosure’s most recent Annual Report on Form 10-K and subsequently filed Quarterly Report on Form 10-Q for the first quarter of 2015, which are filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Cynosure’s views as of the date of this press release. Cynosure anticipates that subsequent events and developments will cause its views to change. However, although Cynosure may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Cynosure’s views as of any date subsequent to the date of this press release.

###

Consolidated Statements of Income (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues	$83,694	$72,573	$158,606	$134,577
Cost of revenues	36,338	31,880	68,477	58,489

Gross profit	47,356	40,693	90,129	76,088

Operating expenses
Selling and marketing	26,426	20,867	52,122	40,989
Research and development	5,251	4,999	11,209	10,573
Amortization of intangible assets acquired	736	713	1,472	1,426
General and administrative	7,302	7,716	15,632	15,356

Total operating expenses	39,715	34,295	80,435	68,344

Income from operations	7,641	6,398	9,694	7,744

Interest expense, net	(430)	(343)	(832)	(692)
Other income (expense), net	484	213	(1,179)	279

Income before income taxes	7,695	6,268	7,683	7,331

Income tax provision	2,337	1,693	2,333	2,067

Net income	$5,358	$4,575	$5,350	$5,264

Diluted net income per share	$0.24	$0.20	$0.24	$0.23

Diluted weighted average shares outstanding	22,615	22,373	22,369	22,470

Basic net income per share	$0.24	$0.21	$0.24	$0.24

Basic weighted average shares outstanding	22,246	22,088	21,957	22,033

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets:
Cash, cash equivalents and marketable securities	$93,073	$75,131
Short-term investments and related financial instruments	29,727	32,055
Accounts receivable, net	47,658	42,524
Inventories	73,352	59,318
Deferred tax asset, current portion	17,134	17,228
Prepaid expenses and other current assets	13,702	9,629

Total current assets	274,646	235,885
Property and equipment, net	35,348	34,256
Long-term marketable securities	22,405	26,189
Goodwill and intangibles, net	154,831	159,347
Other noncurrent assets	2,340	2,047

Total assets	$489,570	$457,724

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	$65,184	$63,282
Deferred revenue	12,121	10,971
Capital lease obligations	324	137

Total current liabilities	77,629	74,390

Capital lease obligations, net of current portion	16,763	16,088
Deferred revenue, net of current portion	815	809
Other long-term liabilities	10,669	8,325

Total stockholders’ equity	383,694	358,112

Total liabilities and stockholders’ equity	$489,570	$457,724

To supplement our consolidated financial statements presented in accordance with GAAP, Cynosure uses non-GAAP gross profit, non-GAAP income from operations, non-GAAP net income and non-GAAP diluted net income per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. The non-GAAP financial measures included in this press release exclude costs associated with the acquisitions and amortization of intangible assets acquired, as well as unrealized foreign exchange gains or losses for the three and six months ended June 30, 2015 and 2014. This exclusion may be different from, and therefore not comparable to, similar measures used by other companies.

Cynosure’s management believes that the non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the acquisition-related costs, amortization and foreign exchange costs that may not be indicative of our core business operating results. Cynosure believes that both management and investors benefit from referring to the non-GAAP financial measures in assessing Cynosure’s performance and when planning, forecasting and analyzing future periods. The non-GAAP financial measures also facilitate management’s internal comparisons to Cynosure’s historical performance and our competitors’ operating results. Cynosure believes that the non-GAAP measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in our financial and operational decision making.

Reconciliation of GAAP Income Statement Measures to Non-GAAP Income Statement Measures (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Gross profit	$47,356	$40,693	$90,129	$76,088

Non-GAAP adjustments to gross profit:

Costs associated with amortization	1,554	1,375	3,107	2,750

Total Non-GAAP adjustments to gross profit	1,554	1,375	3,107	2,750

Non-GAAP Gross profit dollars	$48,910	$42,068	$93,236	$78,838

Non-GAAP Gross profit percentage	58.4%	58.0%	58.8%	58.6%

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Income from operations	$7,641	$6,398	$9,694	$7,744

Non-GAAP adjustments to income from operations:

Costs associated with acquisitions and amortization	2,290	3,880	5,336	7,437

Total Non-GAAP adjustments to income from operations	2,290	3,880	5,336	7,437

Non-GAAP Income from operations	$9,931	$10,278	$15,030	$15,181

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$5,358	$4,575	$5,350	$5,264

Non-GAAP adjustments to net income:

Costs associated with acquisitions and amortization	2,290	3,880	5,336	7,437
Unrealized foreign exchange (gain) loss	(429)	(205)	1,246	(278)
Income tax effect of Non-GAAP adjustments	(530)	(1,290)	(1,946)	(2,280)

Total Non-GAAP adjustments to net income	1,331	2,385	4,636	4,879

Non-GAAP net income	$6,689	$6,960	$9,986	$10,143

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Diluted net income per share	$0.24	$0.20	$0.24	$0.23

Costs associated with acquisitions and amortization	0.10	0.17	0.24	0.33
Unrealized foreign exchange (gain) loss	(0.02)	(0.01)	0.06	(0.01)
Income tax effect of Non-GAAP adjustments	(0.02)	(0.05)	(0.09)	(0.10)

Total Non-GAAP adjustments to net income	0.06	0.11	0.21	0.22

Non-GAAP diluted net income per share	$0.30	$0.31	$0.45	$0.45

Weighted average shares used to compute GAAP diluted net income per share	22,615	22,373	22,369	22,470

Weighted average shares used to compute Non-GAAP diluted net income per share	22,615	22,373	22,369	22,470